Exhibit 99.1

Your Community Bankshares, Inc. Announces Completion of the Merger of The Scott County State Bank with Your Community Bank

NEW ALBANY, Ind. (August 31, 2015) - Your Community Bankshares, Inc. (NASDAQ:YCB), today announced it has successfully completed the merger and system conversions of its two banking subsidiaries, The Scott County State Bank and Your Community Bank, with Your Community Bank as the surviving entity, effective August 28, 2015.

The Boards of Directors of Your Community Bank and The Scott County State Bank approved the merger on June 16, 2015 and June 18, 2015, respectively, and all regulatory approvals were completed in August 2015.

Your Community Bankshares, Inc. operates more than 30 financial centers in Clark, Floyd and Scott counties in Indiana, and Bullitt, Fayette, Hardin, Hart, Jefferson, Meade, and Nelson counties in Kentucky, and has total assets of $1.6 billion.

“The merger of The Scott County State Bank and Your Community Bank follows the recent alignment of our corporate name and stock symbol to better represent the company’s regional growth,” stated James D. Rickard, President and Chief Executive Officer of Your Community Bankshares, Inc. “The Scott County State Bank has a rich history of serving Clark and Scott counties. Our commitment to providing valuable products and services to local businesses and individuals, supporting our local communities, and providing exceptional service is unwavering.”

Your Community Bankshares, Inc.

Your Community Bankshares, Inc. is a bank holding company headquartered in New Albany, Indiana. It includes one wholly owned, state-chartered subsidiary bank, Your Community Bank. The Company operates more than 30 financial centers in Indiana and Kentucky. The Banks are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the Banks originate and sell into the secondary market mortgage loans for the purchase of single-family homes. For more information visit www.yourcommunitybank.com

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2014 Form 10-K and subsequent 10-Q’s filed with the Securities and Exchange Commission.

Contacts
Your Community Bankshares, Inc.
Michael Hatfield, 812-981-7337
V.P., Marketing Director